CERTIFICATE OF INCORPORATION

OF

PEPCO COMMUNICATIONS, INC.

          The undersigned, for the purposes of forming a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

          The name of the corporation is Pepco Communications, Inc.

ARTICLE II

          The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

          The nature of the business or purposes to be conducted or promoted is:

          To engage in any business approved by the Board of Directors for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

          The Corporation shall have authority to issue one thousand (1,000) shares of capital stock all of which shall be shares of Common Stock, and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

ARTICLE V

          The name and mailing address of the incorporator is as follows:

NAME Leslie C. Zimberg	MAILING ADDRESS 1801 K Street, N.W., Suite 900 Washington, D.C. 20006

ARTICLE VI

          Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

ARTICLE VII

          The Corporation is to have perpetual existence.

ARTICLE VIII

          In furtherance and not in limitation of the power conferred by statute, the Board of Directors shall have the power to adopt, amend, alter and repeal the By-Laws of the Corporation.

ARTICLE IX

          Meetings of stockholders may be held within or without the State of Delaware. The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE X

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

          No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived. an improper personal benefit.

ARTICLE XII

          The Corporation may indemnify and advance expenses to each director and each officer and any employee or agent of the Corporation and their respective heirs, administrators and executors, against all liabilities and expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Corporation, to the full extent permitted by the laws of the State of Delaware now existing or as such laws may hereafter be amended.

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of December, 1997.

/s/ LESLIE C. ZIMBERG Leslie C. Zimberg Incorporator
STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 12/31/1997 981001807 - 2828267

CERTIFICATE OF MERGER
OF
PEPCOM, INC.
INTO
PEPCO COMMUNICATIONS, INC.

          The undersigned corporation organized under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the name and the state of incorporation of each of the constituent corporations of the merger is:

Name Pepco Communications, Inc PepCom, Inc	State of Incorporation Delaware Delaware

          SECOND: That an agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of Title 8 of the General Corporation Law of the State of Delaware.

          THIRD: That the name of the surviving corporation of the merger is Pepco Communications, Inc.

          FOURTH: That the Certificate of Incorporation of Pepco Communications, Inc. shall be the Certificate of Incorporation of the surviving corporation.

          FIFTH: That the executed agreement and plan of merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is Suite 900, 1801 K Street, NW, Washington, D.C. 20006.

          SIXTH: That a copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of either constituent corporation.

          SEVENTH: That the Merger shall be effective as of 11:59p.m. eastern time on December 31, 1997.

          IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be executed by its President and attested by its Secretary this 31st day of December, 1997.

ATTEST: /s/ JANET HECK DOYLE Secretary Janet Heck Doyle Dated: December 31, 1997	Pepco Communications, Inc. By: /s/ JOHN D. McCALLUM President John D. McCallum
STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 12/19/2000 001636451 - 2828267
CERTIICATE OF MERGER OF PEPDATA, INC. AND PEPCO COMMUNICATIONS, INC. It is hereby certified that: 1. The constituent business corporations participating in the merger herein certified are:
(i)	PepData, Inc., which is incorporated under the laws of the State of Delaware;
and (ii)	Pepco Communications, Inc., which is incorporated under the laws of the State of Delaware

          2.     An Agreement and Plan of Merger has been approved, adopted, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

          3.     The name of the surviving corporation in the merger herein certified is Pepco Communications, Inc., which will continue its existence as said surviving corporation upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

          4.     The Certificate of Incorporation of Pepco Communications, Inc., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

          5.     The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: 1801 K Street, N.W., Suite 900, Washington, D.C. 20006.

          6.     A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

          7.     The Agreement and Plan of Merger between the aforesaid constituent corporations provides that the merger herein certified was approved on December 11, 2000 and shall become effective on December 31, 2000.

Pepco Communications, Inc. /s/ JOY J. DORSEY Joy J. Dorsey, Secretary